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                                                                   EXHIBIT 99.1

[SYNAGRO LOGO APPEARS HERE]

                                             CONTACT:  Robert C. Boucher, Jr.
                                                       Chief Executive Officer
                                                       J. Paul Withrow
                                                       Chief Financial Officer
                                                       (713) 369-1700


FOR IMMEDIATE RELEASE


                  ROBERT C. BOUCHER, JR., NAMED CEO OF SYNAGRO

HOUSTON, TEXAS, SEPTEMBER 8, 2003 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALL
CAP: SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced that Robert C. Boucher, Jr., Synagro's President and Chief Operating Officer, has accepted the position of Chief Executive Officer.

Ross M. Patten will continue to be involved with the Company as Chairman of the Board. "Bob and I have worked closely together in building a vision for Synagro and developing a strategy to make that vision come true, and over the past year Bob has proven he is the right person to lead this company and our employees in implementing that strategy," stated Mr. Patten.

"Ross's dedication over the past five years has resulted in Synagro being a market leader in residuals management services," noted Mr. Boucher. "My goal is to continue Ross's vision and to steer Synagro in the direction that best promotes and aligns the interests of our customers, our employees, and our shareholders. I will continue to work with Ross, the board and our employees to ensure we stay focused on that direction."

According to Mr. Boucher, the Company's strategy will remain focused on growth opportunities, both internally and through selective acquisitions, margin enhancement opportunities and strengthening its balance sheet.

Mr. Boucher joined Synagro in March 2002. Previously, he worked at Allied Waste Industries, where he last served as the Regional Vice President of the Northeast United States and was responsible for operations with more than $900 million in annual revenue. Before that, he successively held the positions of Operations Manager, General Manager, and Division President with Waste Management of Greater Boston. Mr. Boucher's background in the environmental services industry began when he became a Division Manager with American Waste Systems in 1988.

Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal and industrial water and wastewater generators in 35 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse

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of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related recordkeeping and regulatory reporting services.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, and (3) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.